CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-184918 on Form N-1A of our report dated February 26, 2014, relating to the financial statements and financial highlights of First Trust Exchange-Traded Fund VII, comprised of First Trust Global Tactical Commodity Strategy Fund, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund VII as of and for the period ended December 31, 2013, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Chicago, Illinois
April 30, 2014